Summit Therapeutics Closes Fully-Subscribed
$500 Million Rights Offering

Successful capital raise provides a present-time cash runway into the second half of 2024

Company to host Q4 Earnings Call on March 9, 2023 at 9:00am ET

Menlo Park, California, March 3, 2023 - Summit Therapeutics Inc. (NASDAQ: SMMT) (“Summit,” “we,” or the “Company”) today announced the successful closing of its fully-subscribed $500 million rights offering.

The rights offering resulted in the sale of approximately 476.2 million shares of the Company’s common stock, par value $0.01, at a price of $1.05 per share. The Company received aggregate gross proceeds from the rights offering of $500 million; expenses associated with the offering are estimated to be approximately $0.5 million, yielding net proceeds of roughly $499.5 million from the offering. After giving effect to the rights offering, Summit has approximately 697.7 million shares of common stock issued and outstanding.

Robert W. Duggan, Chairman and CEO, and Dr. Maky Zanganeh, Co-CEO and President, each acquired available shares in the offering. Updated positions of their shares held and their respective ownership percentages in Summit will be disclosed via Form 4 filings with the US Securities and Exchange Commission (“SEC”).

With the successful completion of the rights offering, we believe that we have sufficient funds to carry out our planned operations into the second half of 2024. Our planned operations at this time are substantially focused on ivonescimab, known as SMT112 in our license territories, which include the United States, Canada, Europe, and Japan.

“As an organization, we are enthusiastic about the opportunity we have moving forward with SMT112,” stated Mr. Duggan. “This successful rights offering provides our company with the requisite capital needed to support our mission to develop SMT112 with the intention to improve the quality and potential duration of patients’ lives who may benefit from this therapy. A rights offering also allows us to provide all stockholders with the opportunity to participate according to their proportional ownership share in Summit and avoid dilution to their current holdings. We continue to appreciate our long-term shareholders’ trust and support in Team Summit through participation in this offering.”

A prospectus relating to the offering was filed with the SEC on February 7, 2023 and is available on the SEC’s website. Subscription rights that were not exercised by 5:00 pm Eastern Time on March 1, 2023 have since expired.

Fourth Quarter & Year End 2022 Earnings Call

Summit today announced that it will host an earnings call to announce its fourth quarter 2022 financial results and provide an operational update for the Company on Thursday, March 9, 2023, before the market opens. Summit will host a live webcast of the earnings conference call at 9:00am ET. It will be accessible through Summit’s website www.smmttx.com. An archived edition of the session will be available on our website.

Summit Therapeutics’ Mission Statement
To build a viable, long-lasting health care organization that assumes full responsibility for designing, developing, trial execution and enrollment, regulatory submission and approval, as well as successful commercialization of patient, physician, caregiver, and societal-friendly medicinal therapy intended to: improve quality of life, increase potential duration of life, and resolve serious medical healthcare needs. To identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner, and to engage commercialization and/or development partners when appropriate.

We accomplish this by building a team of world class professional scientists and business administrators that apply their experience and knowledge to this mission. Team Summit exists to pose, strategize, and execute a path forward in medicinal therapeutic health care that places Summit in a well-deserved, top market share, leadership position. Team Summit assumes full responsibility for stimulating continuous expansion of knowledge, ability, capability, and well-being for all involved stakeholders and highly-valued shareholders.

About Summit Therapeutics
Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol ‘SMMT’). We are headquartered in Menlo Park, California, and we have additional offices in Oxford, UK and Cambridge, UK.
For more information, please visit https://www.smmttx.com and follow us on Twitter @summitplc.

Contact Summit Investor Relations:
Dave Gancarz
SVP, Corporate Strategy & Stakeholder Relations
investors@smmttx.com

Summit Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, entry into and actions related to the Company’s partnership with Akeso Inc., the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials, potential acquisitions and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the results of our evaluation of the underlying data in connection with the development and commercialization activities for SMT112, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the

Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of SMT112. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.